Exhibit 99.1

A.M. CASTLE & CO. ANNOUNCES LEADERSHIP TRANSITION

Marec Edgar Named Chief Executive Officer; Mike Sheehan to Become Chairman

OAK BROOK, Ill., January 7, 2020 – A.M. Castle & Co. (OTCQB: CTAM) (“Castle”) today announced that President Marec Edgar has been named Chief Executive Officer and will join Castle’s Board of Directors, and Mike Sheehan, currently a director, will assume the role of Chairman of the Board, effective January 1, 2020. Steve Scheinkman has decided to retire as Chairman and Chief Executive Officer, remaining on Castle’s Board of Directors and serving as a senior advisor to management from time to time at the request of the CEO or Chairman.

“Marec’s appointment as CEO is the culmination of an intentional, year-long process that our Board, including Steve, initiated late in 2018 with Marec’s appointment to President,” Sheehan said. “Since that time, our Board has seen Marec and his team drive meaningful improvements to our financial performance, despite a significantly slowing market. Few of our competitors can point to year-over-year improvements like Castle generated in 2019 under Marec’s leadership.”

“Specifically, Castle has materially improved its profitability while simultaneously enhancing its working capital efficiency and reducing its revolving debt by more than $6 million dollars. These and other achievements in a difficult industry environment made the choice to appoint Marec CEO an easy one for our Board,” Sheehan added.

“Castle’s Board of Directors is deeply grateful to Steve for his dedication and leadership during the last five years, which were pivotal for our Company. We thank Steve for his service and are pleased that his experience and insights will continue to be available to us as a director and consultant to our leadership team,” Sheehan said.

Scheinkman commented, “Marec’s performance as President over the past year has been exemplary and we are confident that this transition will be seamless. I look forward to working with Marec in his new role and to continuing to contribute to our Board.”

Edgar commented, “I am humbled by the confidence our Board has demonstrated in me with this new challenge and grateful for the opportunity to serve as Castle’s next CEO. While our team has made substantial progress during the past few years, everyone at Castle, from our Boardroom to our branch floors, is excited to build upon that progress and fully return Castle to a market-leading position. Our business is driven by an outstanding group of senior leaders and team members, and I look forward to continuing to work with them to create value for our stakeholders.”

Edgar, 43, joined Castle in 2014 as Vice President and General Counsel and then served as Executive Vice President, General Counsel & Chief Administrative Officer from May 2015 until December 2018, when he was promoted to President. Earlier, Edgar served in roles of increasing responsibility at Gardner Denver, Inc., ending as Assistant General Counsel and Chief Compliance Officer. He earned his undergraduate degree from MacMurray College and a Juris Doctor from the University of Illinois.

About A. M. Castle & Co.

Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and supply chain services, principally serving the producer durable equipment, commercial aircraft, heavy equipment, industrial goods, construction equipment, and retail sectors of the global economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. It specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Together, Castle and its affiliated companies operate out of 21 metals service centers located throughout North America, Europe and Asia. Its common stock is traded on the OTCQX® Best Market under the ticker symbol "CTAM".

Media Contact:

Jordan Niezelski

Edelman

(312) 240-3128

Jordan.Niezelski@edelman.com

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